Exhibit 10.17

ENVIRONMENTAL INDEMNITY AGREEMENT

THIS ENVIRONMENTAL INDEMNITY AGREEMENT (the “Agreement”) is made as of the 26th day of October, 2004 by THE ENTITIES IDENTIFIED ON THE SIGNATURE PAGES OF THIS AGREEMENT AS BORROWER (collectively, “Borrower”) and BLUELINX HOLDINGS, INC., a Delaware corporation, with an office at 4300 Wildwood Parkway, Atlanta, Georgia 30339 (“Sponsor”; Borrower and Sponsor, collectively, “Indemnitor”) in favor of COLUMN FINANCIAL, INC., a Delaware corporation, having an address at 11 Madison Avenue, New York, New York 10010 (“Indemnitee”) and other Indemnified Parties (defined below).

RECITALS:

A.            Indemnitee is prepared to make a loan (the “Loan”) to Borrower in the principal amount of One Hundred Sixty-Five Million and No/100 Dollars ($165,000,000) pursuant to a Loan Agreement of even date herewith between Borrower and Indemnitee (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”), which Loan shall be evidenced by that certain Promissory Note of even date herewith given by Borrower in favor of Indemnitee (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Note”) and secured by, among other things, certain mortgages, deeds of trust and/or deeds to secure debt, each of even date herewith, given by Borrower to Indemnitee (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, collectively, the “Mortgages”) encumbering the real properties described therein (said real properties being collectively referred to as the “Land”; the Land, together with all structures, buildings and improvements now or hereafter located on the Land, being collectively referred to as the “Properties”).

B.            Indemnitee is unwilling to make the Loan unless Indemnitor agrees to provide the indemnification, representations, warranties, covenants and other matters described in this Agreement for the benefit of the Indemnified Parties.

C.            Indemnitor is entering into this Agreement to induce Indemnitee to make the Loan.

AGREEMENT:

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor hereby represents, warrants, covenants and agrees for the benefit of the Indemnified Parties as follows:

1.             Environmental Representations and Warranties.  Except as otherwise disclosed by those certain Phase I environmental reports (or Phase II environmental reports, if required by Indemnitee) with respect to the Properties delivered to Indemnitee by Indemnitor in connection with the origination of the Loan (hereinafter referred to as the “Environmental

Report”) (a) all Hazardous Substances (defined below) and underground storage tanks in, on or under any Property are in compliance with all Environmental Laws (defined below) and with permits issued pursuant thereto; (b) there are no past or present Releases (defined below) of Hazardous Substances in, on, under or from any Property which have not been (or are not being) fully remediated in accordance with Environmental Law; (c) Indemnitor has no actual knowledge of, and has not received any written notice from, any Person (including, but not limited to, a Governmental Authority) relating to a threat of any Release of Hazardous Substances migrating to any Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with any Property which has not been fully remediated in accordance with Environmental Law; (e) Indemnitor does not know of, and has not received any written notice from any Person (including, but not limited to, a Governmental Authority) relating to Hazardous Substances or Remediation (defined below) thereof, of possible liability of Indemnitor pursuant to any Environmental Law, any other environmental conditions in violation of Environmental Law in connection with any Property, or any administrative or judicial proceedings in connection with any of the foregoing; and (f) Indemnitor has truthfully and fully delivered or made available for inspection to Indemnitee all written information relating to conditions in, on, under or from each Property that is known to Indemnitor or all information that is contained in files and records of Indemnitor, including but not limited to any reports relating to Hazardous Substances in, on, under or from any Property and/or to the environmental condition of any Property.

2.             Environmental Covenants.  Indemnitor covenants and agrees that: (a) all uses and operations on or of each Property, whether by Indemnitor or any other Person, shall be in compliance in all material respects with all Environmental Laws and permits issued pursuant thereto; (b) Indemnitor shall use commercially reasonable efforts to prevent any Releases of Hazardous Substances in, on, under or from any Property, except those that are both (i) in compliance with all Environmental Laws and with permits issued pursuant thereto and (ii) fully disclosed to Indemnitee in writing; (c) there shall be no Hazardous Substances in, on, or under any Property, except those that are in material compliance with all applicable Environmental Laws and with permits issued pursuant thereto; (d) Indemnitor shall keep each Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Indemnitor or any other Person (the “Environmental Liens”); (e) Indemnitor shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to Paragraph 3 of this Agreement, including, but not limited to, providing all relevant information and making knowledgeable persons available for interviews upon reasonable prior notice during business hours; (f) Indemnitor shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Properties, if any, to the extent required by any Environmental Law or Governmental Authority (including, but not limited to, sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas as applicable and required), and share with Indemnitee all reports and results thereof, and Indemnitee and the other Indemnified Parties shall be entitled to rely on such reports and results thereof; (g) Indemnitor shall, at its sole cost and expense, comply with all reasonable written requests of Indemnitee to (i) effectuate Remediation of any condition (including, but not limited to, a Release of a Hazardous Substance) in, on, under or from any Property; (ii) comply with any Environmental Law; (iii) comply with any directive from any Governmental Authority; and (iv) take any other reasonable action necessary or appropriate for protection of human health or the environment; (h) Indemnitor shall not do, or allow Master Tenant or any other tenant or user of any Property to do, any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Properties), impairs or may impair the value of any Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement relating to environmental matters which is applicable to any Property; and (i) Indemnitor shall, to the extent Indemnitor has knowledge of the same, immediately notify Indemnitee in writing of (i) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards any Property; (ii) any material non-compliance with any Environmental Laws related in any way to any Property; (iii) any Environmental Lien encumbering any Property; (iv) any required Remediation of environmental conditions relating to any Property; and (v) any written notice from any source whatsoever (including, but not limited to, a Governmental Authority) alleging a Release or requiring Remediation at any Property, alleging direct or indirect liability of Indemnitor pursuant to any Environmental Law, other Hazardous Substances affecting any Property in violation of Environmental Law, or any actual or threatened administrative or judicial proceedings in connection with or relating to any of the subject matters of this Agreement.

3.             Indemnified Rights/Cooperation and Access.  In the event the Indemnified Parties reasonably believe that there has been or may be a Release, a material violation of the Environmental Laws or an environmental hazard at any Property that, in the sole, but reasonable, discretion of the Indemnified Parties, endangers any tenants or other occupants of such Property or their guests or the general public or materially and adversely affect the value of such Property, upon reasonable notice from the Indemnitee, Indemnitor shall, at Indemnitor’s sole cost and expense, promptly cause an engineer or consultant reasonably satisfactory to the Indemnified Parties to conduct an environmental assessment or audit (the scope of which shall be determined in the sole, but reasonable, discretion of the Indemnified Parties) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing reasonably requested by Indemnitee and promptly deliver to Indemnitee the results of any such assessment, audit, sampling or other testing; provided, however, if such results are not delivered to the Indemnified Parties within a reasonable period, upon reasonable notice to Borrower, the Indemnified Parties and any other Person designated by the Indemnified Parties, including, but not limited to, any receiver, any representative of a governmental entity, and any environmental consultant, shall have the right, but not the obligation, to enter upon such Property at all reasonable times to assess any and all aspects of the environmental condition of such Property and its use, including but not limited to, conducting any environmental assessment or audit (the scope of which shall be determined in the sole, but reasonable, discretion of the Indemnified Parties) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing.  Indemnitor shall cooperate with and provide, or cause to be provided, the Indemnified Parties and any such Person designated by the Indemnified Parties with reasonable access to the applicable Property.  In performing any such assessment or audit, Indemnified Parties shall use commercially reasonable efforts to minimize interference with the use and operation of such Property by Borrower or any tenants thereof and to avoid exacerbating the applicable Release, violation of Environmental Laws or environmental hazard.

4.             Indemnification.  (a)  Indemnitor covenants and agrees, at its sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses (defined below) imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following, except in each case, to the extent caused by or arising from the gross negligence or willful misconduct of Indemnitee: (i) any presence of any Hazardous Substances in, on, above, or under any Property; (ii) any past, present or threatened Release of Hazardous Substances in, on, above, under or from any Property; (iii) any activity by Indemnitor, any Affiliate of the Indemnitor, and/or any tenant or other user of any Property in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from any Property of any Hazardous Substances at any time located in, under, on or at such Property; (iv) any activity by Indemnitor, any Affiliate of the Indemnitor, and/or any tenant or other user of any Property in connection with any actual or proposed Remediation of any Hazardous Substances at any time located in, under, on or at any Property, whether or not such Remediation is voluntary or pursuant to court or administrative order, including, but not limited to, any removal, remedial or corrective action; (v) any past, present or threatened non-compliance or violation of any Environmental Laws (or the terms and conditions, if any, of any permit issued pursuant to any Environmental Law or the failure to obtain any necessary permits under any Environmental Law) in connection with any Property or operations thereon, including, but not limited to, any failure by Indemnitor, any Affiliate of the Indemnitor, and/or any tenant or other user of such Property to comply with any order of any Governmental Authority in connection with any Environmental Law; (vi) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering any Property; (vii) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Agreement; (viii) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with any Property, including, but not limited to, costs to investigate and assess such injury, destruction or loss; (ix) any acts of Indemnitor, any Affiliate of the Indemnitor, and/or any tenant or other user of any Property in arranging for the disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Substances at any facility or incineration vessel containing such or similar Hazardous Substances; (x) any acts of Indemnitor, any Affiliate of the Indemnitor, and/or any tenant or other user of any Property in accepting any Hazardous Substances for transport to disposal or treatment facilities, incineration vessels or sites from which there is a Release, or a threatened Release of any Hazardous Substance which causes the incurrence of costs for Remediation; (xi) any personal injury, wrongful death, or property or other damage due to exposure from Hazardous Substances arising under any statutory or common law or tort law theory, including, but not limited to, damages assessed for private or public nuisance or for the conducting of an abnormally dangerous activity on or near any Property; and (xii) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations relating to Environmental Laws pursuant to this Agreement, the Loan Agreement or any Mortgage.  Nothing in this Agreement or the other Loan Documents shall preclude Indemnitor from pursuing any remedies or recourse against any third parties (including any governmental entities or other Persons) for liabilities, costs or obligations for any matter subject to indemnification under this Agreement.

(b)           Notwithstanding anything to the contrary contained herein, if and so long as a pollution liability insurance policy with respect to the Properties obtained by Indemnitor and reasonably approved by Indemnitee is in effect and names Indemnitee as an insured or additional insured thereunder, Indemnitee shall first proceed as to any claim to be made pursuant to this Agreement under said pollution liability insurance policy and any Losses to be paid by Indemnitor hereunder shall be reduced by the amount, if any, that Indemnitee actually collects (net of actual costs and expenses incurred by Indemnitee in the collection thereof) under said pollution liability insurance policy.

5.             Duty to Defend and Attorneys and Other Fees and Expenses.  Upon written request by any Indemnified Party, Indemnitor shall defend such Indemnified Party(ies) against any claim for which indemnification is required hereunder (if requested by any Indemnified Party, in the name of the Indemnified Party), by attorneys and other professionals reasonably approved by the Indemnified Parties; it being agreed by Indemnified Parties that Schulte Roth & Zabel LLP is hereby approved.  Notwithstanding the foregoing, if any action shall be brought in which the named defendants therein include both Indemnitor and an Indemnified Party and such Indemnified Party reasonably believes, and advised Indemnitor in writing, that there are legal defenses available to it that are different from or in addition to those available to Indemnitor, then such Indemnified Party shall have the right, at the sole cost and expense of Indemnitor, to engage a separate counsel in any such action and to participate in the defense thereof.  Upon demand, Indemnitor shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of the reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.

6.             Definitions.  Capitalized terms used herein and not specifically defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement.  As used in this Agreement, the following terms shall have the following meanings:

The term “Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, governing the protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of other actual or threatened danger to human health or the environment.  The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues:  the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act.  The term “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes ordinances, rules, regulations, permits or authorizations and the like, as well as common law, that (a) condition transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of such property; (b) require notification or disclosure of Releases of Hazardous Substances or other environmental condition of property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in such property; (c) impose conditions or requirements in connection with environmental permits or other authorization for lawful activity; (d) relate to nuisance, trespass or other causes of action arising out of environmental condition at any Property; or (e) relate to wrongful death, personal injury, or property or other damage in connection with the environmental condition at any Property.

The term “Hazardous Substances” includes, but is not limited to, any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including, but not limited to, mold, mycotoxins, microbial matter, airborne pathogens (naturally occurring or otherwise), petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in properties similar to the Properties for the purposes of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws.

The term “Indemnified Parties” includes Indemnitee, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved with the servicing of the Loan, any Person in whose name the encumbrance created by any Mortgage is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, Investors (defined below), as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires, or will have held, a participation or other full or partial interest in the Loan or any Property, whether during the term of the Loan or as a part of, or following, a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Indemnitee’s assets and business).

The term “Investors” means collectively, any purchaser, transferee, assignee, servicer, participant or investor of, or in, the Loan or the Securities.

The term “Legal Action” means any claim, suit or proceeding, whether administrative or judicial in nature.

The term “Losses” includes any losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including, but not limited to, strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, reasonable fees of attorneys, engineers, environmental consultants, and investigation costs (including, but not limited to, reasonable costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.

The term “Release” includes, but is not limited to, any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

The term “Remediation” includes, but is not limited to, any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to herein.

7.             Unimpaired Liability.  The liability of Indemnitor under this Agreement shall in no way be limited or impaired by, and Indemnitor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of the Note, the Loan Agreement, any Mortgage or any other Loan Document to or with Indemnitee by Borrower and/or Sponsor or any Person who succeeds Borrower or any Person as owner of the Properties.  In addition, the liability of Indemnitor under this Agreement shall in no way be limited or impaired by (a) any extensions of time for performance required by the Note, the Loan Agreement, any Mortgage or any of the other Loan Documents, (b) any sale or transfer of all or part of any Property, (c) except as provided herein, any exculpatory provision in the Note, the Loan Agreement, any Mortgage, or any of the other Loan Documents limiting Indemnitee’s recourse to the Properties or to any other security for the Note, or limiting Indemnitee’s rights to a deficiency judgment against Borrower, (d) the accuracy or inaccuracy of the representations and warranties made by Borrower and/or Sponsor under the Note, the Loan Agreement, any Mortgage or any of the other Loan Documents or herein, (e) the release of Indemnitor or any other Person from performance or observance of any of the agreements, covenants, terms or condition contained in any of the other Loan Documents by operation of law, Indemnitee’s voluntary act, or otherwise, (f) the release or substitution in whole or in part of any security for the Note, or (g) Indemnitee’s failure to record any Mortgage or file any UCC financing statements (or Indemnitee’s improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Note; and, in any such case, whether with or without notice to Indemnitor and with or without consideration.

8.             Enforcement.  Except as provided in Section 4(b) hereof, Indemnified Parties may enforce the obligations of Indemnitor without first resorting to, or exhausting any security or collateral under, or without first having recourse pursuant to, the Note, the Loan Agreement, any Mortgage, or any other Loan Documents or any Property, through foreclosure proceedings or otherwise, provided, however, that nothing herein shall inhibit or prevent Indemnitee from suing on the Note, foreclosing, or exercising any power of sale under, any Mortgage, or exercising any other rights and remedies thereunder.  This Agreement is not collateral or security for the debt of Borrower pursuant to the Loan, unless Indemnitee expressly elects in writing to make this Agreement additional collateral or security for the debt of Borrower pursuant to the Loan, which Indemnitee is entitled to do in its reasonable discretion.  It is not necessary for an Event of Default to have occurred for Indemnified Parties to exercise their rights pursuant to this Agreement.  Notwithstanding any provision of the Loan Agreement, the obligations pursuant to this Agreement are exceptions to any non-recourse or exculpation provision of the Loan Agreement or any other Loan Document and Indemnitor is fully and personally liable for such obligations, and such liability is not limited to the original or amortized principal balance of the Loan or the value of the Properties.

9.             Survival.  The obligations and liabilities of Indemnitor under this Agreement shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of any Mortgage.  Notwithstanding the provisions of this Agreement to the contrary, the liabilities and obligations of Indemnitor hereunder shall not apply to the extent that Indemnitor can prove that such liabilities and obligations: (a) arose from Hazardous Substances that were not present on or a threat to any Property prior to the date that Indemnitee or its nominee acquired title to such Property, whether by foreclosure, exercise of power of sale or otherwise, (b) were not the result of any act or negligence of Indemnitor or any of Indemnitor’s affiliates, agents or contractors, and (c) were the result of any act of gross negligence or willful misconduct of any of the Indemnified Parties or any of their respective Affiliates, agents or contractors.

10.          Interest.  Any amounts payable to any Indemnified Parties under this Agreement shall become immediately due and payable on demand and, if not paid within thirty (30) days of such demand therefor, shall bear interest at the lesser of (a) the Default Rate or (b) the Maximum Legal Rate which Indemnitor may by law pay or Indemnified Parties may charge and collect, from the date payment was due, provided that the foregoing shall be subject to the provisions of Article 4 of the Note.

11.          Waivers.  (a)  Indemnitor hereby waives (i) any right or claim of right to cause a marshaling of Indemnitor’s assets or to cause Indemnitee or other Indemnified Parties to proceed against any of the security for the Loan before proceeding under this Agreement against Indemnitor; (ii) and relinquishes all rights and remedies accorded by applicable law to indemnitors or guarantors, except any rights of subrogation which Indemnitor may have, provided that the indemnity provided for hereunder shall neither be contingent upon the existence of any such rights of subrogation nor subject to any claims or defenses whatsoever which may be asserted in connection with the enforcement or attempted enforcement of such subrogation rights including, without limitation, any claim that such subrogation rights were abrogated by any acts of Indemnitee or other Indemnified Parties; (iii) the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against or by Indemnitee or other Indemnified Parties; (iv) notice of acceptance hereof and of any action taken or omitted in reliance hereon; (v) presentment for payment, demand of payment, protest or notice of nonpayment or failure to perform or observe, or other proof, or notice or demand; and (vi) all homestead exemption rights against the obligations hereunder and the benefits of any statutes of limitations or repose.  Notwithstanding anything to the contrary contained herein, Indemnitor hereby agrees to postpone the exercise of any rights of subrogation with respect to any collateral securing the Loan until the Loan shall have been paid in full.

(b)           EACH OF INDEMNITOR AND INDEMNIFIED PARTIES (BY THEIR ACCEPTANCE HEREOF) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF THE OTHER IN CONNECTION THEREWITH.  EACH OF THE INDEMNITOR AND INDEMNIFIED PARTIES IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER AS AGAINST THE OTHER.

12.          Subrogation.  Indemnitor shall take any and all reasonable actions, including institution of legal action against third parties, necessary or appropriate to obtain reimbursement, payment or compensation from such Persons responsible for the presence of any Hazardous Substances at, in, on, under or near any Property or otherwise obligated by law to bear the cost.  Indemnified Parties shall be and hereby are subrogated to all of Indemnitor’s rights now or hereafter in such claims.

13.          Indemnitor’s Representations and Warranties.  Indemnitor represents and warrants that:

(a)           it has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by Indemnitor has been duly and validly authorized; and all requisite action has been taken by Indemnitor to make this Agreement valid and binding upon Indemnitor, enforceable in accordance with its terms, subject only to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(b)           its execution of, and compliance with, this Agreement will not result in the breach of any term or provision of the charter, by-laws, partnership or trust agreement, or other governing instrument of Indemnitor or result in the breach of any term or provision of, or conflict with or constitute a default under, or result in the acceleration of any obligation under, any agreement, indenture or loan or credit agreement or other instrument to which Indemnitor or any Property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which Indemnitor or any Property is subject;

(c)           to the best of Indemnitor’s knowledge, there is no action, suit, proceeding or investigation pending or threatened against it which, either in any one instance or in the aggregate, could be reasonably expected to result in any material adverse change in the business, operations, financial condition, properties or assets of Indemnitor, or in any material impairment of the right or ability of Indemnitor to carry on its business substantially as now conducted, or in any material liability on the part of Indemnitor, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of Indemnitor contemplated herein, or which could be reasonably expected to impair materially the ability of Indemnitor to perform under the terms of this Agreement;

(d)           it does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;

(e)           to the best of Indemnitor’s knowledge, no approval, authorization, order, license or consent of, or registration or filing with, any governmental authority or other Person, and no approval, authorization or consent of any other party is required in connection with this Agreement; and

(f)            this Agreement constitutes a valid, legal and binding obligation of Indemnitor, enforceable against it in accordance with the terms hereof, subject only to applicable bankruptcy, insolvency and similar laws affecting the rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

14.          No Waiver.  No delay by any Indemnified Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such privilege, power or right.

15.          Notice of Legal Actions.  Each party hereto shall, within five (5) Business Days of receipt thereof, give written notice to the other party hereto of (a) any notice, advice or other communication from any Governmental Authority or any source whatsoever with respect to Hazardous Substances on, from or affecting any Property, and (b) any legal action brought against such party or related to any Property, with respect to which Indemnitor may have liability under this Agreement.  Such notice shall comply with the provisions of Section 19 hereof.

16.          Examination of Books and Records.  Upon the occurrence and during the continuation of an Event of Default, Indemnified Parties and their accountants shall have the right to examine the records, books, management and other papers of Indemnitor which reflect upon its financial condition, at any Property or at the office regularly maintained by Indemnitor where the books and records are located.  Indemnified Parties and their accountants shall have the right to make copies and extracts from the foregoing records and other papers.

17.          Transfer of Loan.  Indemnitee may, at any time, sell, transfer or assign the Note, the Loan Agreement, any Mortgage, this Agreement and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates.  Indemnitee may forward to each purchaser, transferee, assignee, servicer or participant (the foregoing entities hereinafter collectively referred to as the “Investor”) and each prospective Investor, all documents and information which Indemnitee now has or may hereafter acquire relating to Indemnitor and the Properties, whether furnished by Indemnitor, any guarantor or otherwise, as Indemnitee determines necessary or desirable.  Indemnitor and any guarantor agree to cooperate as set forth in, and in accordance with the terms of, the Loan Agreement with Indemnitee in connection with any transfer made pursuant to this Section, including, without limitation, the delivery of an estoppel certificate and such other documents as may be reasonably requested by Indemnitee.  Indemnitor shall also furnish, and Indemnitor hereby consents to Indemnitee furnishing to such Investors or such prospective Investors, any and all information concerning the financial condition of the Indemnitor and any and all information concerning the Properties and the Leases as may be requested by Indemnitee, any Investor or any prospective Investor in connection with any sale, transfer, assignment or participation interest.

18.          Taxes.  Indemnitor has filed all federal, state, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it.  Indemnitor has no knowledge of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.

19.          Notices.  All notices or other written communications hereunder shall be made in accordance with Section 10.6 of the Loan Agreement, provided that all notices or other written communications to Sponsor shall be delivered c/o Borrower at the same address and/or facsimile number of Borrower set forth in Section 10.6 of the Loan Agreement.

20.          Duplicate Originals; Counterparts.  This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original.  This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.  The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

21.          No Oral Change.  This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Indemnitor or any Indemnified Party, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

22.          Headings, etc.  The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

23.          Number and Gender/Successors and Assigns; Joint and Several Liability.  (a) All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the Person or Persons referred to may require.  Without limiting the effect of specific references in any provision of this Agreement, the term “Indemnitor” shall be deemed to refer to each and every Person comprising an Indemnitor from time to time, as the sense of a particular provision may require, and to include the heirs, executors, administrators, legal representatives, successors and assigns of Indemnitor, all of whom shall be bound by the provisions of this Agreement, provided that no obligation of Indemnitor may be assigned except with the written consent of Indemnitee.  Each reference herein to Indemnitee shall be deemed to include its successors and assigns.  This Agreement shall inure to the benefit of Indemnified Parties and their respective successors and assigns forever.

(b)           If Indemnitor is comprised of more than one Person, all representations, warranties, covenants (both affirmative and negative) and all other obligations of Indemnitor hereunder shall be the joint and several obligation of each entity making up Indemnitor and a

Default or Event of Default by any such Person shall be deemed a Default or Event of Default by all such entities and Indemnitor.  The representations, covenants and warranties contained herein shall be read to apply to the individual entities comprising Indemnitor when the context so requires but a breach of any such representation, covenant or warranty or a breach of any obligation under this Agreement shall be deemed a breach by all such entities and Indemnitor, entitling Lender to exercise all of its rights and remedies under this Agreement and the other Loan Documents and under applicable law.

24.          Release of Liability.  Any one or more parties liable upon or in respect of this Agreement may be released without affecting the liability of any party not so released.

25.          Rights Cumulative.  The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which Indemnitee has under the Note, any Mortgage, the Loan Agreement or the other Loan Documents or would otherwise have at law or in equity.

26.          Inapplicable Provisions.  If any term, condition or covenant of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

27.          Governing Law.  This Agreement shall be governed in accordance with the terms and provisions of Section 10.3 of the Loan Agreement.

28.          Miscellaneous.  (a) Wherever pursuant to this Agreement (i) Indemnitee exercises any right given to it approve or disapprove, (ii) any arrangement or term is to be satisfactory to Indemnitee, or (iii) any other decision or determination is to be made by Indemnitee, the decision of Indemnitee to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Indemnitee, shall be in the sole and absolute discretion of Indemnitee and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

(b)           Wherever pursuant to this Agreement it is provided that Indemnitor pay any costs and expenses, such costs and expenses shall include, but not be limited to, legal fees and disbursements of Indemnitee, whether retained firms, the reimbursements for the expenses of the in-house staff or otherwise.

29.          Assignment of Contract Right.  As security for the full and timely payment and the performance and observance of all obligations, covenants, conditions and warranties on the part of Indemnitor to be performed or observed under this Agreement, Borrower hereby assigns, transfers and pledges to Lender, all of its rights under Sections 8.4 and 9.9 of that certain Purchase and Sale Agreement, dated as of May 7, 2004, between Georgia-Pacific Corporation and ABP Distribution Inc., as assigned to Borrower.

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IN WITNESS WHEREOF, this Agreement has been executed by Indemnitor and is effective as of the day and year first above written.

INDEMNITOR:

ABP AL (MIDFIELD) LLC	ABP AR (LITTLE ROCK) LLC
ABP CA (CITY OF INDUSTRY) LLC	ABP CA (NATIONAL CITY) LLC
ABP CA (NEWARK) LLC	ABP CA (NORTH HIGHLANDS) LLC
ABP CA (RIVERSIDE) LLC	ABP CO I (DENVER) LLC
ABP CO II (DENVER) LLC	ABP CT (NEWTON) LLC
ABP FL (LAKE CITY) LLC	ABP FL (MIAMI) LLC
ABP FL (PENSACOLA) LLC	ABP FL (TAMPA) LLC
ABP FL (YULEE) LLC	ABP GA (LAWRENCEVILLE) LLC
ABP IA (DES MOINES) LLC	ABP IL (UNIVERSITY PARK) LLC
ABP IN (ELKHART) LLC	ABP KY (INDEPENDENCE) LLC
ABP LA (BATON ROUGH) LLC	ABP LA (NEW ORLEANS) LLC
ABP LA (SHREVEPORT) LLC	ABP MA (BELLINGHAM) LLC
ABP MD (BALTIMORE) LLC	ABP ME (PORTLAND) LLC
ABP MI (DETROIT) LLC	ABP MI (GRAND RAPIDS) LLC
ABP MN (EAGAN) LLC	ABP MN (MAPLE GROVE) LLC
ABP MO (BRIDGETON) LLC	ABP MO (KANSAS CITY) LLC
ABP MO (SPRINGFIELD) LLC	ABP MS (PEARL) LLC
ABP NC (BUTNER) LLC	ABP NC (CHARLOTTE) LLC
ABP ND (NORTH FARGO) LLC	ABP NJ (DENVILLE) LLC
ABP NM (ALBUQUERQUE) LLC	ABP NY (YAPHANK) LLC
ABP OH (TALMADGE) LLC	ABP OK (TULSA) LLC
ABP OR (BEAVERTON) LLC	ABP PA (ALLENTOWN) LLC
ABP PA (STANTON) LLC	ABP SC (CHARLESTON) LLC
ABP SD (SIOUX FALLS) LLC	ABP TN (ERWIN) LLC
ABP TN (MEMPHIS) LLC	ABP TN (NASHVILLE) LLC
ABP TX (EL PASO) LLC	ABP TX (FORT WORTH) LLC
ABP TX (HARLINGEN) LLC	ABP TX (HOUSTON) LLC
ABP TX (LUBBOCK) LLC	ABP TX (SAN ANTONIO) LLC
ABP VA (RICHMOND) LLC	ABP VA (VIRGINIA BEACH) LLC
ABP VT (SHELBURNE) LLC	ABP WA (WOODINVILLE) LLC
ABP WI (WAUSAU) LLC

By:	/s/ David Morris
	Name:	David Morris
	Title:	Secretary and Vice President